Date March 3, **2013**

Andrew Mark Clews

CUI Global, Inc.

Share Purchase Agreement

Beswicks Solicitors LLP
Sigma House
Lakeside
Festival Way
Festival Park
Stoke on Trent
Staffordshire
ST1 5RY

T: +44 (0)1782 205000
F: +44 (0)1782 285986
www.beswicks.com

Contents

Clause

This deed is made on the third day of March 2013.

PARTIES

(1) Andrew Mark Clews of Park House Park Road Butterton Staffordshire ST5 4DZ United Kingdom (**Seller**); and

(2) CUI Global, Inc. incorporated and registered in Colorado, United States of America with Colorado company number 19981073965 whose principal office is at 20050 SW 112th Avenue, Tualatin, Oregon 97602 United States of America (**Buyer**).

BACKGROUND

(A) The Company has an issued share capital of £3817 divided into 3817 shares of £1.00 each.

(B) Further particulars of the Company and its Subsidiary at the date of this agreement are set out in Schedule 1.

(C) The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this agreement.

AGREED TERMS

1. Interpretation

1.1 The definitions and rules of interpretation in this clause apply in this agreement.

"Accounts" the audited financial statements of the Company and the unaudited financial statements of the Subsidiary as at and to the Accounts Date comprising the individual accounts of the Company and its Subsidiary, including in each case the balance sheet, profit and loss account together with the notes on them, and in respect of the Company only the cash flow statement and the auditor's and Directors' reports (copies of which are attached to the Disclosure Schedule).

"Accounts Date" 30 June 2012.

"Bank Instruction Letter" the letter, in agreed form, from the Escrow Agents to the Escrow Bank.

"Bonus" the sum of £1,000,000 (one million pounds) excluding any employer's national insurance contribution.

"Business" the business of the Company and its Subsidiary, namely the supply and installation of gas control systems

"Business Day" a day (other than a Saturday, Sunday or public holiday) when banks in the city of London in the United Kingdom are open for business.

"Buyer's Lawyers" Michael Harte, FIELD, FISHER, WATERHOUSE, 35 Vine Street, London, EC3N2AA, United Kingdom VOX: +442078614000, FAX: +4474880084.

"Claim" a claim for breach of any of the Warranties and/or a claim under the Tax Covenant and/or the indemnity contained in clause 7.10.

"Closing" the closing of the sale and purchase of the Sale Shares in accordance with this agreement.

"Closing Accounts" has the meaning set out in Schedule 4 Part 1.

"Closing Agenda" a document in agreed form identifying the documents to be delivered by the Buyer and Seller at Closing and the business to be conducted at a meeting of the Company held at Closing.

"Closing Date" has the meaning given in clause 5.

"Closing Payment" seventeen million pounds (£17,000,000).

"Company" Orbital Gas Systems Limited, a company incorporated and registered England and Wales with company number 01868383 whose registered office is at Cold Meece Swynnerton Near Stone Staffordshire United Kingdom, further details of which are set out in Part 1 of Schedule 1.

"Conditions" the conditions set out in Schedule 2.

"Connected" has the meaning given in section 1122 of the Corporation Tax Act 2010.

"Control" in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

1 by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

2 by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate;

and a **Change of Control** occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it.

"Director" each person who is a director of the Company or its Subsidiary.

"Disclosed" fairly disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in or under the Disclosure Schedule.

"Disclosure Schedule" Schedule 6 to this agreement.

"Due Amount" the amount (if any) due to the Buyer on a Relevant Claim being settled.

"Encumbrance" any interest of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, interest, title, retention or any other security agreement or arrangement.

"Escrow Agents" the Sellers' Solicitors.

"Escrow Bank" Svenska Handelsbanken The Glades Festival Park Stoke on Trent United Kingdom.

"Escrow Letter" the letter, in the agreed form, to be signed by the parties instructing and authorising the Escrow Agents to establish and operate the Retention Account.

"Estimated Liability" the amount claimed by the Buyer in respect of a Relevant Claim.

"Group" in relation to a company, that company, its Subsidiary, any company of which it is a Subsidiary (its holding company) and any other Subsidiaries of any such holding company; and each company in a Group is a member of the Group.

Unless the context otherwise requires, the application of the definition of Group to any company at any time will apply to the company as it is at that time.

"Intellectual Property Rights" has the meaning given in paragraph 16 of Part 1 of Schedule 5.

"Management Accounts" the unaudited balance sheet and the unaudited profit and loss account of the Company and its Subsidiary for the period ended 31 December 2012 (a copy of which is attached to the Disclosure Schedule).

"Pension Scheme" the Orbital Gas Systems Limited Group Personal Pension Plan defined contribution pension scheme operated by Standard Life under policy number J 36838.

"Property" the freehold property at Coldmeece Stone Staffordshire United Kingdom and registered at HM Land Registry with title number SF 366639.

"Purchase Price" the purchase price for the Sale Shares to be paid by the Buyer to the Seller in accordance with clause 4.

"Release Date" has the meaning given in clause 4.3.3.

"Relevant Claim" a Claim including a claim under the Tax Covenant

"Retention Account" the interest-bearing bank account at the Escrow Bank to be established in accordance with the Escrow Letter.

"Sale Shares" the 3817 ordinary shares of £1.00 each in the Company, all of which are fully paid.

"Seller's Lawyers" Beswicks Solicitors LLP of Sigma House Lakeside Festival Way Festival Park Stoke on Trent Staffordshire United Kingdom Ref SW/CLE/39009-119978.

"Subsidiary" in relation to a company (the holding company), any company in which the holding company (or persons acting on its behalf) directly or indirectly holds or controls either:

1 a majority of the voting rights exercisable at shareholder meetings of that company; or

2 the right to appoint or remove a majority of its board of directors,

and any company which is a Subsidiary of another company is also a Subsidiary of that company's holding company.

Unless the context otherwise requires, the application of the definition of Subsidiary to any company at any time shall apply to the company as it is at that time.

"Substantiated Claim" a Claim in respect of which liability is admitted by the party against whom such Claim is brought, or which has been adjudicated on by a court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal.

"Tax or Taxation" whether or not directly or primarily chargeable against or attributable to the Company or the Subsidiary and regardless of whether the Company or the Subsidiary has, or may have, any right of reimbursement against any other person:

1 any form of tax, levy, impost, duty, contribution, customs and other import duties, liability and charge in the nature of taxation and all related withholdings or deductions of any kind (including, for the avoidance of doubt, any National Insurance and social security contribution liabilities and similar or corresponding obligations) but excluding the uniform business rate, council tax, water rates and other local authority rates and charges wherever and whenever payable and shall further include any amount payable as a consequence of any claim, direction order or determination of any Taxation Authority; and

2 all fines, penalties, charges, costs and interest included in or relating to any of the above or to any obligation in respect of any of the above.

"Tax Covenant" the tax covenant set out in Schedule 7.

"Tax Warranties" the warranties in Part 2 of Schedule 5.

"Transaction" the transaction contemplated by this agreement or any part of that transaction.

"Warranties" the warranties in clause 7 and Schedule 5.

1.2 Clause and schedule headings do not affect the interpretation of this agreement.

1.3 A **person** includes a natural person, a corporate or unincorporated body (whether or not having separate legal personality) and that person's personal representatives, successors or permitted assigns.

1.4 Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.5 A reference to one gender includes a reference to the other genders.

1.6 Subject to clause 13, a reference to any **party** shall include that party's personal representatives, successors and permitted assigns.

1.7 A reference to a **company** shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.8 A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force at the date of this agreement, taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it. Provided that, as between the parties, no such amendment or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.9 **Writing** or **written** includes faxes but not e-mail (unless otherwise expressly provided in this agreement).

1.10 Documents in **agreed form** are documents in the form agreed by the parties to this agreement and initialled by them for identification.

1.11 References to clauses and schedules are to clauses and schedules of this agreement; references to paragraphs are to paragraphs of the relevant schedule.

1.12 References to times of day are, unless the context otherwise requires, to London United Kingdom time and references to a day are to a period of twenty four hours running from midnight on the previous day.

1.13 References to this agreement include this agreement as amended or varied in accordance with its terms.

1.14 Any reference to £ or pounds means pounds sterling.

2. Conditions

2.1 Closing of this agreement is subject to the Conditions at paragraphs 1-4 of Schedule 2 being satisfied or waived by the date and time provided in clause 2.4.

2.2 If any of the Conditions have not been satisfied or waived by the date and time provided in clause 2.4, this agreement shall cease to have effect immediately after that time on that date except for:

2.2.1 the provisions mentioned in clause 2.3; and

2.2.2 any rights or liabilities that have accrued under this agreement.

2.3 The following provisions shall continue to have effect, notwithstanding failure to waive or satisfy the Conditions:

2.3.1 Clause 1;

2.3.2 Clause 2;

2.3.3 Clause 11;

2.3.4 Clause 14;

2.3.5 Clause 15;

2.3.6 Clause 16;

2.3.7 Clause 17, and;

2.3.8 Clause 22.

2.4 The Seller and the Buyer shall use all reasonable endeavours (so far as lies within their respective powers) to procure that the Conditions are satisfied as soon as practicable and in any event no later than:

2.4.1 1.00 p.m. on 15 April 2013; or

2.4.2 such later time and date as may be agreed in writing by the Seller and Buyer.

2.5 The Buyer and the Seller shall co-operate fully in all actions necessary to procure the satisfaction of the Conditions, including, but not limited to, the provision by all parties of all information reasonably necessary to make any application for consent, notification or filing or as requested by any relevant authority, keeping all parties informed of the progress of any

notification or filing and providing such assistance as may reasonably be required.

2.6 The Buyer may, to such extent as it thinks fit and is legally entitled to do so, waive in whole or in part any of the Conditions in paragraphs 1,2,or 6 of Schedule 2 by written notice to the Seller.

3. Sale and Purchase

3.1 On the terms of this agreement and subject to the Conditions, the Seller shall sell, and the Buyer shall buy, with effect from Closing, the Sale Shares.

3.2 The Seller covenants that he:

3.2.1 has the right to sell the Sale Shares on the terms set out in this agreement;

3.2.2 shall do all he can, at his own cost, to give the Buyer the full legal and beneficial title to the Sale Shares; and

3.2.3 sells the Sale Shares with full title guarantee and free from all Encumbrances.

3.3 The Seller covenants to the Buyer that there is no right to require the Company to issue any share capital or create an Encumbrance affecting any unissued shares or debentures or other unissued securities of the Company.

3.4 The Seller covenants to the Buyer that no commitment has been given to create an Encumbrance affecting the Sale Shares (or any unissued shares or debentures or other unissued securities of the Company), or for the Company to issue any share capital and no person has claimed any rights in connection with any of those things.

3.5 The Sale Shares are sold with all rights that attach, or may in the future attach, to them (including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this agreement).

4. Purchase Price and Retention

4.1 The Purchase Price is the Closing Payment as adjusted in accordance with clause 6.

4.2 The Purchase Price is payable in cash at Closing by the Buyer and shall be paid:

4.2.1 As to £16,150,000 or such lower sum as may be due following adjustment in accordance with clause 6 to the Sellers' Solicitors; and

4.2.2 as to £850,000 into the Retention Account, which shall be maintained in accordance with the provisions of clause 2.

4.3 The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer:

4.3.1 for a breach of any Warranty; or

4.3.2 under the Tax Covenant

4.3.3 No amount shall be released out of the Retention Account otherwise than in accordance with this clause 4.3.3.

4.3.3.1 Subject as otherwise provided by this clause 4.3.3, the amount (if any) standing to the credit of the Retention Account (including any accrued interest on 1 December 2013 (**Release Date**) shall be released to the Seller's Solicitors

4.3.3.2 Any interest that may accrue on the credit balance on the Retention Account shall be credited to the Retention Account and any payment of principal out of the Retention Account shall include a payment of the interest earned on such principal sum by the Retention Account.

4.3.3.3 The liability to Tax on any interest on any amount in the Retention Account shall be borne by the party ultimately entitled to that amount.

4.3.3.4 If a Relevant Claim has been notified by the Buyer to the Seller prior to the Release Date, no amount shall be released to the Seller's Solicitors from the Retention Account otherwise than in accordance with the provisions of this clause 4.3.3.

4.3.3.5 If, prior to the Release Date, a Substantiated Claim is settled and there is a Due Amount, the parties shall, unless such Due Amount has been paid to the Buyer, as soon as practicable following such settlement, instruct the Escrow Agents to pay to the Buyer out of the Retention Account the lesser of the Due Amount and the amount standing to the credit of the Retention Account (together with any interest which has accrued on the amount so paid but less any applicable bank charges).

4.3.3.6 As soon as practicable following the settlement of any Relevant Claim outstanding at the Release Date in respect of which there is a Due Amount, the parties shall, unless such Due Amount has been paid to the Buyer, instruct the Escrow Agents to pay to the Buyer out of the Retention Account the lesser of the Due Amount and the amount standing to the credit of the Retention Account (together with any interest which has accrued on the amount so paid but less any applicable bank charges).

4.3.3.7 Following settlement of all Relevant Claims outstanding (if any) at the Release Date and payment of all Due Amounts to the Buyer, the parties shall, as soon as practicable, instruct the Escrow Agents to pay any balance standing to the credit of the Retention Account (together with any interest which has accrued on such balance less any applicable bank charges) to the Seller's Solicitors.

4.3.3.8 A Relevant Claim shall be deemed settled for the purposes of this clause 4.3.3 if:

4.3.3.8.1 the Seller and the Buyer so agree in writing; or

4.3.3.8.2 the Relevant Claim has been determined by a court of competent jurisdiction from which there is no right of appeal, or from whose judgment the Buyer or the Seller (as the case may be) are debarred by passage of time or otherwise from making an appeal.

4.3.3.9 Save as provided elsewhere in this agreement:

4.3.3.9.1 the amount of the Purchase Price paid into the Retention Account shall not be regarded as imposing any limit on the amount of any claims under this agreement or under any of the documents executed pursuant to this agreement;

4.3.3.9.2 if a Due Amount is not satisfied in full from the Retention Account, the Relevant Claim (to the extent not so satisfied) shall remain fully enforceable against the Seller; and

4.3.3.9.3 nothing in this clause 4.3.3 shall prejudice, limit or otherwise affect any right, including to make any claim, or remedy the Buyer may have from time to time against the Seller either under this agreement or under any of the documents executed pursuant to this agreement.

5. Closing

5.1 Closing shall take place on the Closing Date at 1.00 pm:

5.1.1 at the offices of the Seller's Lawyers; or

5.1.2 at any other place or time as agreed in writing by the Seller and the Buyer.

5.2 **Closing Date** means 15 April 2013 but:

5.2.1 if the Conditions in Schedule 2 have not been satisfied or waived in accordance with clause 2 on or before that date, means:

5.2.1.1 the second Business Day after they are all satisfied or waived; or

5.2.1.2 any other date agreed in writing by the Seller and the Buyer; or

5.2.2 if Closing is deferred in accordance with clause 5.7.2, means the date to which it is deferred.

5.3 If Closing has not taken place by 30 April 2013 then the Seller may by written notice to the Buyer rescind this agreement.

5.4 The Seller undertakes to the Buyer that the business of the Company and of each of its Subsidiary shall be conducted in the manner provided in Schedule 3 from the date of this agreement until Closing and gives the Buyer the undertakings set out in that Schedule.

5.5 At Closing the Seller shall:

5.5.1 transfer the Sale Shares in such form as is necessary for the Buyer to establish legal ownership in accordance with English law;

5.5.2 deliver any documents necessary to transfer the Sale Shares in accordance with clause 5.5.1 and any other documents referred to in this agreement;

5.5.3 deliver to the Buyer (if required) an updated Disclosure Schedule which may, provided the provisions of clause 7.5 have been materially adhered to, contain reference to any matters which occur after execution of this Agreement but before Closing, and such further disclosed matters shall qualify the Warranties as deemed to be repeated at Closing in accordance with clause 7.2; and

5.5.4 deliver or cause to be delivered all other documents identified in the Closing Agenda as documents to be delivered by the Seller at Closing.

5.6 At Closing the Buyer shall:

5.6.1 pay the Closing Payment by telegraphic transfer to the Seller's Lawyers (who shall have been irrevocably authorised by the Seller to receive it) and otherwise in accordance with clause 4.2. Payment made in accordance with this clause shall constitute a valid discharge of the Buyer's obligations under clause 3.1;

5.6.2 deliver a certified copy of the resolution adopted by the board of directors of the Buyer authorising the Transaction and the execution and delivery by the officers specified in the resolution of this agreement, and any other documents referred to in this agreement as being required to be delivered by it;

5.6.3 deliver an opinion of the Buyer's lawyers in agreed form confirming the Buyer is validly incorporated under the laws of United States of America, has the capacity to enter into this agreement and that the agreement is legal, valid and enforceable; and

5.6.4 deliver all other documents identified in the Closing Agenda as documents to be delivered by the Buyer at Closing.

5.7 If the Seller does not comply with clause 5.5 in any material respect the Buyer may, without prejudice to any other rights it has:

5.7.1 proceed to Closing;

5.7.2 defer Closing to a date no more than 28 days after the date on which Closing would otherwise have taken place; or

5.7.3 rescind this agreement.

5.8 The Buyer may defer Closing under clause 5.7 only once, but otherwise clause 5.7 applies to a Closing deferred under that clause as it applies to a Closing that has not been deferred.

5.9 As soon as possible after Closing, the Seller shall send to the Buyer (at the Buyer's registered office for the time being) all records, correspondence, documents, files, memoranda and other papers relating to the Company and its Subsidiary, not otherwise required to be delivered at Closing under this agreement, which are not kept at any of the Properties.

5.10 Within 5 Business days of Closing or 20 April 2013 (whichever is the last to occur) and provided that he has not resigned or given written notice of his intention to resign from his employment by the Company at the date for payment of the Bonus, the Buyer will procure the Company pays to Andrew Ridge of Maer Hills House Wood Lane Blackbrook Newcastle under Lyme Staffordshire ST5 5EJ the Bonus having deducted from the Bonus only pay as you earn income tax and employee's national insurance contributions.

6. Adjustment of Purchase Price

6.1 In this agreement Closing Free Cash has the meaning given in Part 1 of Schedule 4.

6.2 The Purchase Price shall be reduced by an amount, if any, by which the Closing Free Cash is less than £3,000,000 (three million pounds)

7. Warranties and Indemnity

7.1 The Buyer enters into this agreement on the basis of the Warranties.

7.2 The Seller warrants to the Buyer that each Warranty is true on the date of this agreement and as at Closing except as Disclosed.

7.3 The Seller shall use all reasonable endeavours to ensure that the Company and the Company's Subsidiary do not do or omit to do anything which would, at any time before or at Closing, be materially inconsistent with any of the Warranties.

7.4 The Buyer is not entitled to recover damages or otherwise obtain restitution more than once in respect of the same loss.

7.5 If at any time before or at Closing the Seller becomes aware that a Warranty has been breached, is untrue, or has a reasonable expectation that any of those things might occur, it must immediately:

7.5.1 notify the Buyer in sufficient detail to enable the Buyer to make an accurate assessment of the situation; and

7.5.2 if requested by the Buyer, use its best endeavours to prevent or remedy the notified occurrence.

7.6 If at any time before or at Closing it becomes apparent that a Warranty has been breached, is untrue, or that the Seller has breached any other term of this agreement that in either case is material to the sale of the

Sale Shares, either party may (without prejudice to any other rights it may have in relation to the breach):

7.6.1 rescind this agreement by notice to the other; or

7.6.2 proceed to Closing.

7.7 Each of the Warranties is separate and, unless specifically provided, is not limited by reference to any other Warranty or anything in this agreement.

7.8 The Seller agrees that any information supplied by the Company or its Subsidiary or by or on behalf of any of the employees, directors, agents or officers of the Company and its Subsidiary (**Officers**) to the Seller or its advisers in connection with the Warranties, the information Disclosed in the Disclosure Schedule or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Seller, and the Seller hereby undertakes to the Buyer and to the Company, the Subsidiaries and each Officer that it waives any and all claims which it might otherwise have against any of them in respect of such claims.

7.9 Following Closing the Buyer will be entitled to damages only in relation to any breach of Warranty and will not be entitled to rescind this agreement.

7.10 **Indemnity**

7.10.1 The Seller undertakes to indemnify the Buyer and each member of the Buyer's Group in connection with any liability arising from the Company not making contractual contributions to the Pension Scheme as and when such contributions were due relating to the period before Closing that is or may at any time become payable by the Company or its Subsidiary or any member of the Buyer Group (or any person who is an associate or connected person of any member of the Buyer Group for the purposes of the Pensions Act 2004) in respect of the Pension Scheme to the beneficiaries, trustees or administrator of the Pension Scheme or to any other person ("**Pension Liabilities**").

7.10.2 The Seller further covenants to pay the Buyer an amount equal to all Pension Liabilities incurred by any member of the Buyer's Group, which for the avoidance of doubt includes after Closing the Company and its Subsidiaries.

7.10.3 The indemnity in clause 7.10.1 and the liability under clause 7.10.2 will be subject to the provisions of Clause 8.

8. Limitations on Claims

8.1 The definitions and rules of interpretation in this clause apply in this agreement.

A Claim is connected with another Claim or Substantiated Claim if they all arise out of the occurrence of the same event and relate to the same subject matter.

8.2 This clause limits the liability of the Seller in relation to any Claim.

8.3 The liability of the Seller for all Claims when taken together shall not exceed £5,000,000.

8.4 The Seller shall not be liable for a Claim unless:

8.4.1 the amount of a Claim, or of a series of connected Claims of which that Claim is one, exceeds £25,000; and

8.4.2 the amount of all Claims that are not excluded under clause 8.4.1, when taken together, exceeds either:

8.4.2.1 £100,000, or if higher,

8.4.2.2 The amount by which the Free Cash as defined in Schedule 4 exceeds £3,000,000 (three million pounds)

in which case the whole amount (and not just the amount by which the limit in this clause 8.4.2 is exceeded) is recoverable by the Buyer.

8.5 The Seller is not liable for any Claim to the extent that the Claim:

8.5.1 relates to matters Disclosed (except in relation to a Claim under the Tax Covenant, as to which matters Disclosed shall not limit the Seller's liability); or

8.5.2 relates to any matter specifically and fully provided for in the Accounts or Closing Accounts.

8.5.3 where the Buyer, the Company or the Subsidiary is entitled to make a claim under a policy of insurance in respect of any matter or circumstance giving rise to the Claim unless the Buyer first makes (or procures that the Company or the Subsidiary makes) a claim against its insurers pursuant to the relevant policy. The Seller's liability in respect of

any such Claim shall then be reduced by the amount recovered under such policy of insurance (less all reasonable costs, charges and expenses incurred by the Buyer in recovering that sum from its insurers), or extinguished if the amount so recovered exceeds the amount of the Claim.

8.6 The Seller is not liable for a Claim unless the Buyer has given the Seller notice in writing of the Claim summarising the nature of the Claim or and the Estimated Liability as far as it is known to the Buyer and the amount claimed, within:

8.6.1 in the case of a Claim made in connection with a claim under the Tax Covenant the period of seven years beginning with the date of this agreement;

8.6.2 in the case of a Claim under the indemnity in clause 7.10.1 and/or the covenant in clause 7.10.2 the period of twelve (12) years beginning with the date of this agreement; and

8.6.3 in any other case, the period of eighteen calendar months beginning with the Closing Date or (if earlier) 15 April 2013.

8.7 Where notice of a Claim is given under clause 8.6, but legal proceedings have not been issued and served:

8.7.1 in the case of a Claim for breach of any of the Tax Warranties or under the Tax Covenant, within the period of six months after the Buyer serves a demand on the Seller for the payment of a specific amount (as distinct from an Estimated Liability), or, where there is a Dispute (as defined in the Tax Covenant), within the period of six months after the Dispute has been finally determined; and

8.7.2 in any other case within the period of six months (beginning with the day on which the notice is deemed to be received),

the Claim shall be deemed to be withdrawn.

8.8 Nothing in this clause 8 applies to a Claim that arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Seller.

9. Tax Covenant

The provisions of Schedule 7 apply in this agreement.

10. Restrictions on the Seller

10.1 The Seller shall not, at any time during the period of three years beginning with the Closing Date, in any geographic areas in which any business of the Company or its Subsidiary was carried on at the Closing Date carry on or be employed, engaged or interested in any business which would be in competition with any part of the Business as the Business was carried on at the Closing Date.

10.2 The Seller shall not, at any time during the period of three years beginning with the Closing Date, deal with any person who is at the Closing Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company or its Subsidiary in competition with any part of the Business as the Business was carried on at the Closing Date.

10.3 The Seller shall not, at any time during the period of three years beginning with the Closing Date, canvass, solicit or otherwise seek the custom of any person who is at the Closing Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer or the Company or its Subsidiary in competition with any part of the Business as the Business was carried on at the Closing Date.

10.4 The Seller shall not, at any time during the period of three years beginning with the Closing Date in competition with any part of the Business as the Business was carried on at the Closing Date:

10.4.1 offer employment to, enter into a contract for the services of, or attempt to entice away from the Company or its Subsidiary, any individual who is at the time of the offer or attempt, and was at the Closing Date, employed or directly engaged in an executive or managerial position with the Company or its Subsidiary; or

10.4.2 procure or facilitate the making of any such offer or attempt by any other person.

10.5 The Seller shall not, at any time after Closing, use in the course of any business:

10.5.1 the words "Orbital"; or

10.5.2 any trade or service mark, business or domain name, design or logo which, at Closing, was or had been used by the Company or its Subsidiary;

10.6 The covenants in this clause 10 are intended for the benefit of the Buyer and the Company and the Company's Subsidiary and apply to actions carried out by the Seller in any capacity and whether directly or indirectly, on the Seller's behalf, on behalf of any other person or jointly with any other person.

10.7 Nothing in this clause prevents the Seller from holding, for investment purposes only:

10.7.1 any units of any authorised unit trust; or

10.7.2 not more than 3 % of any class of shares or securities of any company traded on any recognised investment and securities exchange.

10.8 Each of the covenants in this clause 10 is a separate undertaking and shall be enforceable by the Buyer separately and independently of its right to enforce any one or more of the other covenants contained in this clause 10. Each of the covenants in this clause 10 is considered fair and reasonable by the parties but if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

10.9 The price for the undertakings contained in this clause 10 is included in the Purchase Price.

11. Confidentiality and Announcements

11.1 The Seller undertakes to the Buyer to keep confidential the terms of this agreement and all information about the Company and its Subsidiary and the Buyer's Group (as the Group is constituted immediately before Closing) and about the Company and its Subsidiary immediately before Closing, and use the information only for the purposes contemplated by this agreement.

11.2 The Buyer undertakes to the Seller to keep confidential the terms of this agreement and all information that it has acquired about the Seller or its Group (as such Group is constituted immediately after Closing) and to

use the information only for the purposes contemplated by this agreement.

11.3 Neither party is required to keep confidential or to restrict its use of:

11.3.1 knowledge of the existence of this agreement after Closing; or

11.3.2 information that is or becomes public knowledge other than as a direct or indirect result of the information being disclosed in breach of this agreement; or

11.3.3 information that the parties agree in writing is not confidential; or

11.3.4 information about the other party's Group, or the Company and the Company's Subsidiaries that it finds out from a source not connected with that Group, the Company or the Company's Subsidiaries, and that it has acquired free from any obligation of confidence to any other person.

11.4 The Buyer does not have to keep confidential or restrict its use of:

11.4.1 information about the Company and its Subsidiary after Closing; or

11.4.2 information that is known to the Buyer before the date of this agreement and that it has acquired free from any obligation of confidence to any other person.

11.5 The Seller does not have to keep information about the Company and the Company's Subsidiary confidential or restrict its use of that information if the Conditions have not been satisfied or waived by the date and time provided in clause 2.

11.6 Either party may disclose any information that it is otherwise required to keep confidential under this clause:

11.6.1 to such employees, professional advisers, consultants, or officers of its Group as are reasonably necessary to advise on this agreement, or to facilitate the Transaction, if the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or

11.6.2 with the other party's written consent; or

11.6.3 to confirm that the sale has taken place and the date of the sale (but without otherwise revealing any other terms of sale or making any other announcement); or

11.6.4 to the extent that the disclosure is required:

11.6.4.1 by law; or

11.6.4.2 by a regulatory body, tax authority or securities exchange; or

11.6.4.3 to make any filing with, or obtain any authorisation from, a regulatory body, tax authority or securities exchange; or

11.6.4.4 under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted; or

11.6.4.5 to protect the disclosing party's interest in any legal proceedings,

but shall use reasonable endeavours to consult the other party and to take into account any reasonable requests it may have in relation to the disclosure before making it.

11.7 Each party shall supply the other with any information about itself, its Group or this agreement as the other may reasonably require for the purposes of satisfying the requirements of a law, regulatory body or securities exchange to which the requiring party is subject.

11.8 This clause shall continue to have effect for the period of three years from the Closing Date.

12. Further Assurance

The Seller shall promptly execute and deliver all documents and do all things that the Buyer may from time to time reasonably require for the purpose of giving full effect to the provisions of this agreement.

13. Assignment

13.1 Except as provided otherwise, no person shall assign, or grant any Encumbrance or security interest over, any of its rights under this agreement or any document referred to in it.

13.2 Each person that has rights under this agreement is acting on its own behalf.

14. Whole Agreement

14.1 This agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover.

14.2 Each party acknowledges that in entering into this agreement, and any documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person other than as expressly set out in this agreement or those documents.

14.3 Nothing in this clause 14 operates to limit or exclude any liability for fraud.

15. Variation and Waiver

15.1 Any variation of this agreement shall be in writing and signed by or on behalf of all parties.

15.2 Any waiver of any right under this agreement is only effective if it is in writing, and it applies only to the party to whom the waiver is addressed and the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

15.3 No failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or will prevent any future exercise in whole or in part thereof.

15.4 No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

15.5 Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.

16. Costs

16.1 Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

17. Notice

17.1 A notice given under this agreement:

17.1.1 shall be sent for the attention of the person, and to the address, or fax number, given in this clause (or such other address, fax number or person as the party may notify to the others in accordance with the provisions of this clause); and

17.1.2 shall be:

17.1.2.1 delivered personally; or

17.1.2.2 sent by fax; or

17.1.2.3 sent by pre-paid first class post or recorded delivery; or

17.1.2.4 (if the notice is to be served by post outside the country from which it is sent) sent by airmail.

17.2 The addresses for service of notice are:

17.2.1 Andrew Mark Clews

17.2.1.1 address: Park House Park Road Butterton Staffordshire ST5 4DZ United Kingdom

17.2.1.2 fax number:

17.2.2 CUI Global Inc.

17.2.2.1 address: 20050 SW 112th Avenue Tualatin Oregon 97062 United States of America

17.2.2.2 for the attention of: William J. Clough

17.2.2.3 fax number: 0015036122385

17.3 A notice is deemed to have been received:

17.3.1 if delivered personally, at the time of delivery; or

17.3.2 in the case of a fax, at the time of transmission; or

17.3.3 in the case of airmail, 8 Business Days from the date of posting; and

17.3.4 if deemed receipt under the previous paragraphs of clause 17.3 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.

17.4 To prove service, it is sufficient to prove that the notice was transmitted by fax to the fax number of the party with correct answer back or, in the case of post, that the envelope containing the notice was properly addressed and posted.

18. Severance

18.1 If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

18.2 If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

19. Agreement Survives Closing

This agreement (other than obligations that have already been fully performed) remains in full force after Closing.

20. Third Party Rights

20.1 This agreement and the documents referred to in it are made for the benefit of the parties to them and are not intended to benefit, or be enforceable by, anyone else.

20.2 Each party represents to the other that its respective rights to terminate, rescind, or agree any amendment, variation, waiver or settlement under this agreement are not subject to the consent of any person that is not a party to the agreement.

21. Counterparts

This agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

22. Governing Law and Jurisdiction

22.1 This agreement and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the law of England and Wales.

22.2 The parties irrevocably agree that the courts of England and Wales have non exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its formation (including non-contractual disputes or claims).

EXECUTED as a deed and delivered on the date stated at the beginning of this document.

Schedule 1 Particulars of the Company, Subsidiaries and Directors

Part 1. The Company

Name:	Orbital Gas Systems Limited
Registration number:	01868383
Registered office:	Cold Meece Swynnerton Near Stone Staffordshire United Kingdom
Issued Share Capital	£3817 divided into 3817 ordinary £1.00 shares
Registered shareholders (and number of Sale Shares held):	Andrew Mark Clews 3817 shares
Directors:	Andrew Mark Clews Peter Anthony Clews Andrew Ridge
Secretary:	Andrew Mark Clews
Auditors	Baker Tilly UK Audit LLP

Part 2. The Subsidiary

Name:	Orbital Gas (Process and Instrumentation) Limited
Registration number:	02879876
Registered office:	Cold Meece Swynnerton Near Stone Staffordshire United Kingdom
Issued share capital	£900 divided into 900 ordinary £1.00 Shares
Registered shareholders (and number of shares held):	Orbital Gas Systems Limited 900 shares
Directors:	Peter Anthony Clews Andrew Mark Clews
Secretary:	Andrew Mark Clews
Accountants:	Baker Tilly UK Audit LLP

Schedule 2 Conditions

The conditions precedent to which the agreement is subject are as follows:

1. The Buyer has passed a required Board Resolution at a meeting its Board of Directors approving this agreement.

2. The Buyer having raised sufficient funds to complete the transaction through either a debt or equity offering pursuant to standard US regulatory authority for publicly-traded US companies.

3. The Seller and the Buyer have signed the Escrow Letter and procured that the Escrow Agents have signed and delivered the Bank Instruction Letter to the Escrow Bank.

4. The Seller and the Buyer agreeing in writing the Closing Free Cash as defined in Schedule 4.

5. The Buyer having delivered the opinion required under clause 5.6.3.

6. No person:

6.1 having commenced, or threatened to commence, any proceedings or investigation for the purpose of prohibiting or otherwise challenging or interfering with the Transaction; or

6.2 having taken or threatened to take any action as a result of or in anticipation of the Transaction that would be materially inconsistent with any of the Warranties; or

6.3 having enacted or proposed any legislation (including any subordinate legislation) which would prohibit, materially restrict or materially delay the implementation of the Transaction or the operations of the Company or its Subsidiary.

Schedule 3 Conduct between signing and closing

1. The Seller undertakes to procure that the Business shall be conducted in the manner provided in this Schedule from the date of this agreement to Closing.

2. The Company and its Subsidiary shall carry on business in the normal course and in accordance with the existing memorandum of authority set out below. Only to the extent that:

2.1 any matter exceeds the memorandum of authority set out below, and

2.2 the taking of or not taking any action may result in the Free Cash being below £3,000,000 at Closing or the profits before tax for the financial year 2012 being below £1,000,000

the Seller will consult with the Buyer prior to taking or not taking such action and will agree with the Buyer the action to be taken or not taken.

3. The Seller shall not:

3.1 induce, or attempt to induce, any of the employees of the Company or of its Subsidiary, whether directly or indirectly, to terminate their employment before the Closing Date; or

3.2 incur any liabilities to the Company or its Subsidiary, other than trading liabilities incurred in the normal course of business.

4. No amendment, other than one made solely to comply with legislative requirements, shall be made to any agreements or arrangements for the payment of pensions or other benefits on retirement:

4.1 to present or former directors, officers or employees of the Company or its Subsidiary; or

4.2 to the dependants of any of those people.

5. The Seller shall, at the Buyer's request and the Seller's expense, provide the Buyer with such information or documents as it may reasonably require relating to the terms of employment or any other matter concerning any employee of the Company or any of the Subsidiaries, body of such employees or their representatives in the period prior to the Closing Date.

Memorandum of Authority

3 July 2012

Guidance Notes for Chairman-Managing Director reporting and authorisation

The purpose of this document is to identify the level of reporting expected and also the delegation of day to day company management decisions including the allocation of capital and resource expenditure, to summarise:

Monthly board meetings

It is anticipated that we will meet monthly following the production and review of management accounts as these are usually ready on or around the 20th of the following month I suggest we meet during the last week of the month at a convenient time for both parties .The management accounts will be checked for accuracy by the MD and he will liaise with the accounts manager to rectify any irregularities prior to the meeting. The management accounts will remain in the same format as previously produced although some "tweaking" of the direct cost areas can be incorporated to allow for more accurate and streamlined reporting.

At the meeting the MD will also produce and deliver a summarised report of all sales activity (orders received) during the previous month along with a rolling anticipated order forecast of the next quarter.

A general summary of any accidents, near-misses and personnel disciplinary measures should be reported (if relevant) and this will form part of our meeting agenda , we shall take notes to record the meeting as part of on-going business strategy and for future referral.

Day to day decisions and approvals

The MD has been given from the 1st July 2012 powers of signature as regards financial transactions with the Bank.

The Chairman expects that all routine project pre budgeted expenditure is approved and accounted for by the MD along with routine items of capital expenditure to clarify

- IT expenditure
- Office supplies and equipment
- Cad maintenance and replacement
- Routine site maintenance items and labour including upkeep and replacement (not refurbishment or remodelling)
- Fleet maintenance
- Promotional and advertisement spend

As it is difficult at this stage to agree a budget within the diverse nature of the company I suggest we cap this expenditure to 5k per transaction or 10k in the monthly period outside of routine operational requirements and we will review this level as required.

Following the six month review period we will endeavour to establish a budget for expenditure and agree a format of reporting this across the year.

Actions that require pre approval from the Chairman

During the six month review period we will communicate regularly and therefore develop the appropriate level of authorisation that is required to deal with day to day operational decisions. I would anticipate most could be paused until the monthly board meetings. As a starting point to help clarify the Managing Director should seek approval from the Chairman for but not limited to:

- Salary reviews (general and outside of pre agreed individuals)
- Bonus
- Management structure changes
- Major capital expenditure

- Company policy changes
- Employment benefit changes
- Fleet changes or strategy
- Insurances
- Performance bonds and guarantees
- Speculative Recruitment

Schedule 4 Closing Accounts

Part 1. General

1. Definitions

1.1 The definitions in this paragraph apply in this agreement.

"Accounting Policies" the accounting principles, practices, policies and procedures set out in 4.1 of this Schedule 4.

"Closing Accounts" the accounts prepared in accordance with this Schedule

"Closing Free Cash" the sum calculated in accordance with paragraph 4 below as at the month end in the month prior to Closing.

"Expert" a person appointed in accordance with paragraph 3 of Part 1 of this Schedule to resolve any dispute arising in the preparation of the Closing Accounts.

"Seller's Accountants" Baker Tilly Audit LLP

2. Preparation of Closing Accounts

2.1 The Seller will prepare the Draft Closing Accounts containing only the Closing Fee Cash as at the month end in the month prior to Closing and deliver them to the Buyer as soon as is practicable.

2.2 The Buyer shall ensure that, within ten days starting on the day after delivery of the Draft Closing Accounts to them, they will submit to the Seller and the Seller's Accountants a report stating whether or not they agree with the Closing Accounts (and in the case of disagreement, the areas of dispute). In the absence of response in that time period from the Buyer's the Closing Accounts will be deemed to be agreed and the Buyer will sign the Draft Closing Accounts.

2.3 If the Buyer agrees the Draft Closing Accounts, the parties shall ensure that they certify the Draft Closing Accounts as being the Closing Accounts within three days of the Seller's Accountants receiving the report of the Buyer, and the Closing Accounts shall then become final and binding on the parties for the purpose of this agreement.

2.4 If the Buyer disagrees with the Draft Closing Accounts, the parties shall endeavour to agree any matter in dispute. If the matter in dispute is resolved by agreement between the parties, the Buyer and the Seller

shall certify the Draft Closing Accounts (subject to any amendment agreed between the parties) as being the Closing Accounts and they shall become final and binding on the parties for the purpose of this agreement.

2.5 If the parties are unable to resolve any disagreement within 15 days of the delivery of the report to the Buyer, the disagreement shall be referred to an Expert.

2.6 Save as provided in paragraph 3, the Buyer and the Seller shall bear and pay their own costs incurred in connection with the preparation and agreement of the Draft Closing Accounts and Closing Accounts.

3. Expert

3.1 An Expert is a person appointed in accordance with this paragraph 3 to resolve a dispute arising in relation to the Closing Accounts.

3.2 The Expert will be Adam Clarke of Mitten Clarke Limited Festival Way Festival Park Stoke on Trent unless he is unavailable in which case it will be Laurence Sacker, UHY Hacker Young, Quadrant House, 4 Thomas More Square, London, E1W 1HW and in the event that neither are available, it will be an accountant agreed between the Buyer and the Seller and in the absence of agreement within 7 days of Adam Clarke and Laurence Sacker confirming their unavailability, an accountant nominated by the President for the time being of the North Staffordshire Law Society.

3.3 The Expert shall prepare a written decision and give notice (including a copy) of the decision to the parties within a maximum of 10 Business days of the matter being referred to him.

3.4 If the Expert dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by paragraph 3.3 then the second named Expert will be appointed and they shall prepare a written decision and give notice (including a copy) of the decision to the parties within a maximum of 10 Business Days of the matter being referred to him.

3.5 All matters under this paragraph 3 shall be conducted, and the Expert's decision shall be written, in the English language.

3.6 The parties are entitled to make submissions to the Expert including oral submissions and shall provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

3.7 To the extent not provided for by this paragraph 3, the Expert may, in his reasonable discretion, determine such other procedures to assist with the conduct of the determination as he considers just or appropriate.

3.8 Each party shall, with reasonable promptness, supply each other with all information and give each other access to all documentation and personnel as each other reasonably requires to make a submission under this paragraph 3.

3.9 The Expert shall act as an expert and not as an arbitrator. The Expert shall determine any dispute, which may include any issue involving the interpretation of any provision of this agreement, his jurisdiction to determine the matters and issues referred to him or his terms of reference. The Expert's written decision on the matters referred to him shall be final and binding in the absence of manifest error or fraud.

3.10 Each party shall bear its own costs in relation to the Expert. The Expert's fees and any costs properly incurred by him in arriving at his determination (including any fees and costs of any advisers appointed by the Expert) shall be borne by the parties equally or in such other proportions as the Expert directs.

4. Basis of Computation

4.1 The Closing Accounts shall be prepared in accordance with the principles adopted in the Accounts and as shown in the following example. The date of the example is as at 31 December 2012.

Orbital Gas Systems Limited

Illustration of Balance Sheet for calculation of Closing Free Cash

Figures as at 31st December 2012

	Free Cash	Other	Total
	£	£	£
Tangible Assets		812,821	812,821
Work in progress	255,109		255,109
Stocks		140,222	140,222
Trade Debtors	1,817,110		1,817,110
Amounts recoverable on contracts	281,964		281,964
Prepayments		21,347	21,347
Cash at bank and in hand	5,673,017		5,673,017
Payments received on account	(354,454)		(354,454)
Obligations under HP and finance lease contracts		(98,637)	(98,637)
Trade Creditors	(1,069,383)		(1,069,383)
Amounts owed to group undertakings		(134,030)	(134,030)
Corporation Tax	(482,552)		(482,552)
Other taxes and social security	(439,570)		(439,570)
Contract accruals	(1,964,718)		(1,964,718)
General accruals	(134,307)		(134,307)
Andy Ridge bonus accrual*	(1,138,000)		(1,138,000)
Corporation tax relief on Andy Ridge bonus accrual	273,120		273,120
Deferred Taxation		(28,268)	(28,268)
	2,717,336	713,455	3,430,791

Schedule 5 Warranties

Part 1. General warranties

1. Power to Sell the Company

1.1 The Seller has taken all necessary action and has all requisite power and authority to enter into and perform this agreement in accordance with its terms and the other documents referred to in it.

1.2 This agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller in the terms of the agreement and such other documents.

1.3 Compliance with the terms of this agreement and the documents referred to in it shall not breach or constitute a default under any of the following:

1.3.1 any provision of the constitutional documents of the Seller; or

1.3.2 any agreement or instrument to which the Seller is a party or by which it is bound; or

1.3.3 any order, judgment, decree or other restriction applicable to the Seller.

2. Shares in the Company and Subsidiary

2.1 The Sale Shares constitute the whole of the issued share capital of the Company and are fully paid.

2.2 The Seller is the sole legal and beneficial owner of the Sale Shares.

2.3 Part 2 of Schedule 1 lists all the Subsidiaries of the Company at the date of this agreement and sets out particulars of their issued share capital.

2.4 The Company is the sole legal and beneficial owner of the whole issued share capital of each company listed in Part 2 of Schedule 1.

2.5 The issued shares of the Company's Subsidiary are fully paid up.

2.6 The Sale Shares and the shares of the Company's Subsidiary are free from all Encumbrances.

2.7 No right has been granted to any person to require the Company or of its Subsidiary to issue any share capital and no Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company or its Subsidiary.

2.8 No commitment has been given to create an Encumbrance affecting the Sale Shares or the issued shares of the Company's Subsidiary (or any unissued shares or debentures or other unissued securities of the Company or its Subsidiary) or for any of them to issue any share capital and no person has claimed any rights in connection with any of those things.

2.9 Neither the Company nor its Subsidiary:

2.9.1 holds or beneficially owns, or has agreed to acquire, any securities of any corporation other than its own Subsidiaries; or

2.9.2 is or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); or

2.9.3 has, outside its country of incorporation, any branch or permanent establishment.

2.9.4 has issued any securities that are convertible into shares.

2.10 All dividends or distributions declared, made or paid by the Company or its Subsidiary have declared, made or paid in accordance with that company's constitutional documents, all applicable legislation and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

3. Constitutional and Corporate Documents

3.1 The copies of the constitutional and corporate documents of the Company and its Subsidiary Disclosed to the Buyer or its advisers are true, accurate and complete in all respects and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by the applicable law are annexed or incorporated.

3.2 All statutory books and registers of the Company and its Subsidiary have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.3 All returns, particulars, resolutions and other documents which the Company or its Subsidiary is required by law to file with or deliver to any authority in any jurisdiction (including, in particular, one responsible for

maintaining a register of companies) have been correctly made up and filed or, as the case may be, delivered.

4. Information

4.1 The particulars relating to the Company and its Subsidiary in this agreement are accurate and not misleading.

5. Compliance With Laws

The Company and its Subsidiary conduct and have always conducted their businesses in accordance with all applicable laws and regulations.

6. Licences and Consents

6.1 The Company and each of its Subsidiary has all material licences, consents, permits and authorities necessary to carry on its business in the places and in the manner in which its business is now carried on, all of which are valid and subsisting.

7. Insurance

7.1 The particulars of the insurance policies set out in the Disclosure Schedule are accurate.

7.2 There are no material outstanding claims under, or in respect of the validity of, any of those policies and so far as the Seller is aware, there are no circumstances likely to give rise to any claim under those policies.

7.3 All the insurance policies are in full force and effect, are not void or voidable, nothing has been done or not done which could make any of them void or voidable.

8. Power of Attorney

8.1 There are no powers of attorney in force given by the Company or its Subsidiary.

8.2 No person, as agent or otherwise, is entitled or authorised to bind or commit the Company or its Subsidiary to any obligation not in the ordinary course of the Company's or, in the case of a Subsidiary, the Subsidiary's, business.

8.3 The Disclosure Schedule sets out the names of all persons who have authority to bind the Company and its Subsidiary in the ordinary course of business.

9. Disputes and Investigations

9.1 Neither the Company nor its Subsidiary:

9.1.1 is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or government body, department, board or agency (except for debt collection in the normal course of business); or

9.1.2 is so far as the Seller is aware the subject of any investigation, inquiry or enforcement proceedings by any government, administrative or regulatory body.

9.2 The Company and its Subsidiary are not affected by any existing or pending judgments or rulings and have not given any undertakings arising from legal proceedings to a court, governmental agency, regulator or third party.

10. Defective Products and Services

10.1 Neither the Company nor its Subsidiary has manufactured or sold any products or supplied any services which were, at the time they were manufactured, sold or supplied, faulty or defective where such fault or defect is not covered by a warranty provided by the supplier of such products or service or did not comply with:

10.1.1 warranties or representations expressly or impliedly made by or on behalf of the Company or any relevant Subsidiary; or

10.1.2 all laws, regulations, standards and requirements applicable to the products or services.

10.2 No proceedings have been started, are pending or have been threatened against the Company or its Subsidiary in which it is claimed that any products manufactured or sold or any services supplied by the company concerned are defective, not appropriate for their intended use or have caused bodily injury or material damage to any person or property when such products were applied or used as intended or as a result of such services.

10.3 No proceedings have been started and there are no outstanding liabilities or claims threatened against the Company or its Subsidiary in respect of any services supplied by the Company or its Subsidiary for which the

Company or its Subsidiary is or may become liable and no material dispute exists between the Company and its Subsidiary and any of their respective customers or clients.

11. Antitrust

11.1 The definition in this paragraph applies in this agreement:

"Antitrust Law" the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively).

11.2 Neither the Company nor its Subsidiary is engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Antitrust Law of any jurisdiction in which the Company or its Subsidiary conduct business.

11.3 So far as the Seller is aware neither the Company nor its Subsidiary is the subject of any investigation, inquiry or proceedings by any relevant government body, agency or authority in connection with any actual or alleged infringement of the Antitrust Law of any jurisdiction in which the Company or its Subsidiary conducts business.

11.4 Neither the Company nor its Subsidiary is affected by any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency or authority responsible for enforcing the Antitrust Law of any jurisdiction and neither the Company nor its Subsidiary have given any undertakings or commitments to such bodies which affect the conduct of the Business.

12. Transactions With the Seller

12.1 There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any of the following, or between the Company's Subsidiary and the Seller or any person Connected with the Seller; or

12.2 Neither the Seller nor any person Connected with the Seller is entitled to a claim of any nature against the Company or its Subsidiary, or has assigned to any person the benefit of a claim against the Company or its Subsidiary to which the Seller or a person Connected with the Seller would otherwise be entitled.

13. Finance and Guarantees

13.1 Full particulars of all money borrowed by the Company and its Subsidiary (including full particulars of the terms on which such money has been borrowed) have been Disclosed.

13.2 No guarantee, mortgage, charge, pledge, lien assignment or other security agreement or arrangement has been given by or entered into by the Company or its Subsidiary or any third party in respect of borrowings or other obligations of the Company or its Subsidiary.

13.3 The total amount borrowed by the Company or its Subsidiary does not exceed any limitations on the borrowing powers contained:

13.3.1 in the constitutional documents of the Company or the Subsidiary; or

13.3.2 in any debenture or other deed or document binding on the Company or Subsidiary.

13.4 Neither the Company nor its Subsidiary has any outstanding loan capital or has lent any money that has not been repaid and there are no debts owing to the Company or its Subsidiary other than debts that have arisen in the normal course of business.

13.5 Neither the Company nor any of its Subsidiary:

13.5.1 factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

13.5.2 waived any right of set-off it may have against any third party.

13.6 No indebtedness of the Company or its Subsidiary is due and payable and no security over any of the assets of the Company or its Subsidiary is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise. Neither the Company nor its Subsidiary has received any notice the terms of which have not been fully complied with and/or carried out from any creditor requiring any

payment to be made and/or intimating the enforcement of any security which it may hold over the assets of the Company or its Subsidiary.

13.7 Neither the Company nor its Subsidiary has given or entered into any guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement or is responsible for the indebtedness, or for the default in the performance of any obligation, of any other person.

13.8 Neither the Company nor its Subsidiary is subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

13.9 Having regard to the existing banking and other facilities available to it, the Company and each of its Subsidiary has sufficient working capital for the purposes of:

13.9.1 continuing to carry on its business in its present form and at its present level of turnover for the next twelve months; and

13.9.2 executing, carrying out and fulfilling in accordance with their respective terms all orders, projects and contractual obligations which have been placed with or undertaken by the Company and its Subsidiary.

14. Insolvency

14.1 Neither the Company nor its Subsidiary:

14.1.1 is insolvent or unable to pay its debts within the meaning of the insolvency legislation applicable to the company concerned; and

14.1.2 has stopped paying its debts as they fall due.

14.2 No step has been taken in any jurisdiction to initiate any process by or under which:

14.2.1 the ability of the creditors of the Company, or of its Subsidiary, to take any action to enforce their debts is suspended, restricted or prevented; or

14.2.2 some or all of the creditors of the Company or of its Subsidiary accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company or its Subsidiary; or

14.2.3 a person is appointed to manage the affairs, business and assets of the Company, or its Subsidiary, on behalf of the Company's or its Subsidiary's creditors; or

14.2.4 the holder of a charge over all or any of the Company's assets or over all or its Subsidiary's assets is appointed to control the business and/or all or any assets of the Company or its Subsidiary.

15. Assets

15.1 The Company or its Subsidiary is the full legal and beneficial owner of and has good marketable title to all the assets included in the Accounts, and any assets acquired since the Accounts Date, and all other assets used by the Company or its Subsidiary except for those disposed of since the Accounts Date in the normal course of business.

15.2 None of the assets shown in the Accounts or acquired by the Company or its Subsidiary since the Accounts Date or used by the Company or its Subsidiary is the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.

15.3 The Company or its Subsidiary is in possession and control of all the assets included in the Accounts, and those acquired since the Accounts Date, except for those in the possession of a third party in the normal course of business.

15.4 None of the assets, undertaking or goodwill of the Company or its Subsidiary is subject to an Encumbrance, or to any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

15.5 The assets of the Company and of its Subsidiary comprise all the assets necessary for the continuation of the relevant company's business in the manner in which such business is carried on at the Accounts Date and Closing.

16. Intellectual Property

16.1 The definition in this paragraph applies in this agreement.

"Intellectual Property Rights" patents, rights to inventions, copyright and related rights, trade marks, business names and domain names, rights in get-up, goodwill and the right to sue for passing off rights in designs, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how), and all other intellectual property rights, in each case whether registered or unregistered and

including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

16.2 Neither the Company nor its Subsidiary has breached the Intellectual Property Rights of any third party.

16.3 The Company has all necessary Intellectual Property Rights to carry on its business as carried on at Closing

17. Data Protection

The Company and its Subsidiary have fully complied with the requirements of all applicable legislation concerning rights in respect of privacy and personal data.

18. Employment

18.1 The name of each person who is a Director is set out in Schedule 1.

18.2 The Disclosure Schedule includes anonymised details of all individuals employed by the Company or its Subsidiary and the principal terms of their contract

18.2.1 the individual's date of birth;

18.2.2 the remuneration of each individual (including any benefits and privileges provided, or which the Company or its Subsidiary is bound to provide to them or their dependants whether now or in the future); and

18.2.3 the commencement date of each contract, and the length of service of the employee.

18.3 The Disclosure Schedule includes anonymised details of all individuals who are providing services to the Company or its Subsidiary under an agreement which is not a contract of employment with the Company or other relevant Subsidiary.

18.4 No notice to terminate the contract of employment of any employee of the Company or its Subsidiary (whether given by the relevant employer or by the employee) is pending, outstanding or threatened and no dispute is otherwise outstanding between:

18.4.1 the Company and any of its current or former employees relating to their employment, its termination or any reference given by the Company regarding them; or

18.4.2 the Company's Subsidiary and any of their current or former employees relating to their employment, its termination or any reference given by any of the Company's Subsidiary regarding them.

18.5 No offer of employment has been made by the Company or by its Subsidiary to any individual which has not yet been accepted or which has been accepted but where the individual's employment has not yet started.

18.6 Neither the Company nor its Subsidiary is a party to, bound by or proposing to introduce in respect of its Directors and employees any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

18.7 Neither the Company nor its Subsidiary is a party to, bound by or proposing to introduce in respect of any of its Directors or employees any incentive scheme (including, without limitation, any share option arrangement, profit sharing, commission or bonus scheme).

18.8 There are no sums owing to or from any employee other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

18.9 Neither the Company nor its Subsidiary has offered, promised or agreed to any future variation in the contract of any employee.

18.10 In respect of each employee, the Company and its Subsidiary have:

18.10.1 performed all obligations and duties they are required to perform (and settled all outstanding claims), whether or not legally binding and whether arising under contract, applicable legislation or otherwise;

18.10.2 complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not); and

18.10.3 maintained adequate, suitable and up to date records.

18.11 No senior employee with management responsibility is subject to a current disciplinary warning or procedure.

18.12 Neither the Company nor its Subsidiary is involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union or other group or organisation representing employees and there is nothing likely to give rise to such a dispute or claim.

19. Property

19.1 The Property is the only real property owned, used or occupied by the Company and its Subsidiary.

19.2 Neither the Company nor its Subsidiary has any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right affecting any land or buildings other than the Property.

19.3 The Company, is the owner of the Property, is solely legally and beneficially entitled and has a good and marketable title, to it and is absolutely entitled to the proceeds of its sale.

19.4 The Company has not received any notice of breach in respect of all covenants, restrictions, agreements, statutory requirements, building regulations and other stipulations and regulations affecting the Property and the use of the Property and no outstanding complaint alleging breach or non-observance has been received in respect of them.

19.5 The Company is entitled to, and has exclusive vacant possession and occupation of the Property and the Property is not subject to any lease, tenancy, licence to occupy or agreement to grant any of them or any claim or unregistered interests which override first registration or a disposition (as defined in the Land Registration Act 2002) nor is there any person who has or claims to have any interest, right or easement of any kind in respect of the Property adverse to the interest or title therein of the Company.

19.6 The existing use of the Property is the lawful permitted use whether under any applicable town and country planning legislation or otherwise and is not a temporary use or personal to the Company and all necessary consents to such existing use have been obtained and are valid and unimpeachable and either unconditional or subject only to any condition which has been satisfied so that nothing further remains to be done under the condition.

19.7 So far as the Seller is aware there is no outstanding order, notice or other requirement of any local or other authority that affects the existing use of or occupation of the Property or involves expenditure in complying with it nor any other circumstances which may result in any such order or notice being made or served or which may otherwise affect the Property.

19.8 The Company has not ever been the tenant, licensee, assignee or guarantor of any lease, licence or tenancy agreement.

19.9 The Company has not at any time acquired, assigned or otherwise disposed of any leasehold property in such a way that it retains any residual liability in respect of it.

19.10 Since its incorporation the Company has not acquired or disposed of, or agreed to acquire or dispose of, or granted any option in respect of, any interest in any land or premises.

19.11 There is not outstanding any monetary claim or liability (contingent or otherwise) affecting the Property.

19.12 There are no disputes relating to or affecting the Property or its use or occupation.

19.13 There has been no material breach of any applicable law or regulation in respect of the Property.

20. Accounts

20.1 The Accounts have been prepared in accordance with the accounting standards, policies, principles and practices generally accepted in the United Kingdom and in accordance with the law of that jurisdiction.

20.2 The Accounts have in respect of the Company been audited by an auditor of good repute qualified in the United Kingdom and the auditor has given an auditor's certificate without qualification.

20.3 The Accounts:

20.3.1 make proper and adequate provision or reserve for all bad and doubtful debts, obsolete or slow-moving stock and for depreciation on non current assets;

20.3.2 do not overstate the value of current or non current assets; and

20.3.3 do not understate any liabilities (whether actual or contingent).

20.4 The Accounts give a true and fair view of the state of affairs of the Company and its Subsidiary as at the Accounts Date and of the profit and loss of the Company and its Subsidiary and of the Company's Group for the financial year ended on that date.

20.5 The Accounts contain either provision adequate to cover, or full particulars in notes of, all Taxation (including deferred taxation) and other liabilities (whether quantified, contingent, disputed or otherwise) of the Company and its Subsidiary as at the Accounts Date.

20.6 The Accounts are not affected by any unusual or non-recurring items.

20.7 The Accounts have been filed in accordance with the requirements of the law of the United Kingdom.

20.8 The Accounts have been prepared on a basis consistent with the audited and unaudited accounts of, as the case may be, the Company, its Subsidiary , for the two prior annual accounting periods without any change in accounting policies used.

21. Financial and Other Records

21.1 All financial and other records of the Company and of each of its Subsidiary:

21.1.1 have been properly prepared and maintained;

21.1.2 constitute an accurate record of all matters that ought to appear in them;

21.1.3 do not contain any material inaccuracies or discrepancies; and

21.1.4 are in the possession of the Company or the Subsidiary to which they relate.

21.2 No notice has been received or allegation made that any of those records are incorrect or should be rectified.

21.3 All statutory records, including the accounting records, required to be kept or filed by the Company or its Subsidiary have been properly kept or filed and comply with all requirements of any applicable legislation.

21.4 All deeds and documents belonging to the Company are in the possession of the Company and those belonging to its Subsidiary are in the possession of the Subsidiary to which they belong.

22. Changes Since Accounts Date

22.1 Since the Accounts Date:

22.1.1 the Company and its Subsidiary have conducted its business in the normal course and as a going concern;

22.1.2 there has been no material adverse change in the turnover, financial position or prospects of the Company or its Subsidiary;

22.1.3 neither the Company nor its Subsidiary have issued or agreed to issue any share or loan capital;

22.1.4 no dividend has been, or agreed to be, declared, made or paid by the Company or its Subsidiary; and

22.1.5 neither the Company nor its Subsidiary has borrowed or raised any money or taken any form of financial security, and no capital expenditure has been incurred on any individual item by the Company or its Subsidiary in excess of £100,000 and neither the Company nor its Subsidiary has acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item by the Company or its Subsidiary in excess of £100,000 ;

22.1.6 there has been no abnormal increase or reduction of stock in trade; and

22.1.7 none of the stock in trade reflected in the Accounts has realised an amount less than the value placed in it in the Accounts.

23. Effect of Sale of Shares

23.1 Neither the acquisition of the Sale Shares by the Buyer nor compliance with the terms of this agreement will:

23.1.1 give rise to or cause to become exercisable any right of pre-emption over the Sale Shares; or

23.1.2 entitle any person to receive from the Company or its Subsidiary any finder's fee, brokerage or other commission in connection with the purchase of the Sale Shares by the Buyer; or

23.1.3 entitle any person to acquire, or affect the entitlement of any person to acquire, any shares in the Company; or

23.1.4 so far as the Seller is aware, result in any officer or senior employee leaving the Company or its Subsidiary; or

23.1.5 result in a breach of contract, law, regulation, order, judgment, injunction, undertaking, decree or other like imposition; or

23.1.6 result in the loss or impairment of or any default under any licence, authorisation or consent required by the Company or its Subsidiary for the purposes of its business; or

23.1.7 result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Company or its Subsidiary; or

23.1.8 result in any present or future indebtedness of the Company becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date or in any financial facility of the Company or its Subsidiary being withdrawn.

24. Retirement Benefits

24.1 The Company operates the Pension Scheme for the benefit of its employees

24.2 The Pension Scheme is a money purchase scheme, and is a registered pension scheme

24.3 There are no other pension schemes maintained or utilized by the Company

24.4 In addition to statutory obligations the Company is obligated to make a contribution of 5% of each employee's salary to the Pension Scheme each year once the employee has been employed for 12 months by the Company ("**Contributions**").

24.5 The Company has no non statutory legal or moral obligation to make any contribution to any retirement benefit scheme other than the Contributions.

Part 2. Tax Warranties

1. General

1.1 All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments, claims, disclaimers, elections and registrations and any other necessary information which have, or should have, been submitted by the Company or its Subsidiary to any Taxation Authority for the purposes of Taxation have been made

on a proper basis, were submitted within applicable time limits and were accurate and complete in all material respects..

1.2 All Taxation, for which the Company or its Subsidiary has been liable or is liable to account, has been duly paid (insofar as such Taxation ought to have been paid) by the due dates and no penalties, fines, surcharges or interest have been incurred and in particular each of the Company and the Subsidiary has made all instalment payments on account of corporation tax in full compliance with all applicable law governing instalment payments and by the due date for the payment thereof.

1.3 The Company and each Subsidiary maintain complete and accurate records, invoices and other information in relation to Taxation, which meet all legal requirements and enable the tax liabilities of the Company to be calculated accurately in all material respects.

1.4 All Taxation (including where applicable national insurance contributions) deductible under the PAYE system, and/or any other Taxation Statute has, so far as is required to be deducted, been deducted from all payments made (or treated as made) by the Company or its Subsidiary. All amounts due to be paid to the relevant Taxation Authority on or before the date of this agreement have been so paid or are properly accrued.

1.5 There are no concessions, agreements and arrangements that the Company or any Subsidiary has entered into with a tax authority.

1.6 Neither the Company nor its Subsidiary is, or will become, liable to make to any person (including any Taxation Authority) any payment in respect of any liability to Taxation which is primarily or directly chargeable against, or attributable to, any other person (other than the Company or its Subsidiary).

1.7 The Accounts make full provision or reserve within generally accepted accounting principles for all Taxation for which the Company or the relevant Subsidiary is accountable at that date. Proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles.

2. Chargeable Gains

2.1 The gross book value shown in, or adopted for the purposes of, the Accounts as the value of each of the assets of the Company or any

Subsidiary, on the disposal of which a chargeable gain or allowable loss could arise, does not exceed the amount which on a disposal of such asset at the date of this agreement would be deductible, in each case, disregarding any statutory right to claim any allowance or relief other than amounts deductible under section 38 of TCGA 1992.

3. Capital Losses

3.1 There are no capital losses available for carry forward by the Company or the Subsidiary.

4. Capital Allowances

Neither the Company nor any Subsidiary has claimed first-year tax credits within the meaning of Schedule A1 of CAA 2001, business renovation allowances under Part 3A of CAA 2001, flat conversion allowances under Part 4A of CAA 2001 or owned at the Accounts date any asset which, if disposed of at the date of this Agreement for consideration equal to its net book value as included in the Accounts, would give rise to a balancing charge or clawback of allowances.

5. Distributions and Other Payments

5.1 No distribution or deemed distribution, within the meaning of section 1000 or sections 1022-1027 of CTA 2010, has been made (or will be deemed to have been made) by the Company or any Subsidiary, except dividends shown in their statutory accounts, and neither the Company nor any Subsidiary is bound to make any such distribution.

5.2 Neither the Company nor any Subsidiary has, within the period of seven years preceding Closing, been engaged in, nor been a party to, any of the transactions set out in Chapter 5 of Part 23 of CTA 2010 (demergers).

6. Loan Relationships

6.1 All financing costs, including interest, discounts and premiums payable by the Company or any Subsidiary in respect of its loan relationships within the meaning of Chapter 8 of Part 5 of CTA 2009 are eligible to be brought into account by the Company or the Subsidiaries as a debit for the purposes of Part 5 of CTA 2009 at the time, and to the extent that such debits are recognised in the statutory accounts of the Company or the Subsidiaries.

7. **Close Companies**

7.1 There are no loans or advances made, or agreed to be made, by the Company or its Subsidiary within sections 455, 459 and 460 of CTA 2010. Neither the Company nor any Subsidiary has released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

8. **Company Residence and Overseas Interests**

8.1 The Company and the Subsidiaries have, throughout the past seven years, been resident in the UK for corporation tax purposes and have not, at any time in the past seven years, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements.

8.2 Neither the Company nor its Subsidiary holds, or within the last seven years has held, shares in a company which is not resident in the UK, a material interest in an offshore fund, or a permanent establishment outside the UK.

9. **Inheritance Tax**

9.1 No asset owned by the Company or its Subsidiary, nor the Sale Shares, is subject to any Inland Revenue charge as mentioned in sections 237 and 238 of IHTA 1984 or is liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA 1984.

10. **Value Added Tax**

10.1 The Company and the Subsidiary are each taxable persons and are each registered for the purposes of VAT with quarterly prescribed accounting periods.

10.2 Neither the Company, nor the Subsidiary, is or has been in the period of six years ending with the date of Closing, a member of a group of companies for the purposes of section 43 VATA 1994.

10.3 All supplies made by the Company or its Subsidiary are taxable supplies. Neither the Company nor the Subsidiary has been, or will be, denied full credit for all input tax paid or suffered by it.

10.4 Neither the Company nor the Subsidiary owns any assets which are capital items subject to the capital goods scheme under Part XV of the

VAT Regulations 1995, nor has exercised any option to tax under Part 1 of Schedule 10 to the VATA 1994.

11. Stamp Duty, Stamp Duty Land Tax and Stamp Duty Reserve Tax

11.1 Any document that may be necessary or desirable in proving the title of the Company or any Subsidiary to any asset which is owned by the Company or the Subsidiary at Closing, is duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

11.2 Neither entering into this agreement nor Closing will result in the withdrawal of any stamp duty or stamp duty land tax relief granted on or before Closing which will affect the Company or the Subsidiary.

Schedule 6 Disclosure Schedule

1. Disclosures Referred to in the Agreement

1.1 The contents of the documents referred to in this paragraph are deemed to be Disclosed and copies of all these documents are annexed to this Schedule or are contained in the CD-Rom referred to in 2.1.8 below and have been initialled by the parties for the purpose of identification:

1.1.1 The document containing particulars of the insurance policies maintained by or on behalf of the Company and its Subsidiary (see Disclosure Documents 13 and 21);

1.1.2 The document containing particulars of all money borrowed by the Company or its Subsidiary(see Disclosure Documents 3 and 26);

1.1.3 The document containing particulars of the balance on the bank accounts of the Company and its Subsidiary as at the close of business on 31 January 2013 (see Disclosure Document 28);

1.1.4 The list of all the employees of the Company and its Subsidiary and the particulars of their employment (see Disclosure Documents 11,12, and 24); and

1.1.5 The list of all individuals providing services to the Company or its Subsidiary under an agreement which is not a contract of employment with the Company or its Subsidiary and the particulars of the terms on which they provide services (see Disclosure Document 25).

2. Deemed Disclosures

2.1 The following matters are deemed to be Disclosed:

2.1.1 The contents of the Agreement and all transactions referred to therein.

2.1.2 The contents of the Memorandum and Articles of Association of each member of the Company and the Subsidiary and the documents annexed thereto, copies of which have been provided to the Buyer.

2.1.3 All matters which would be revealed by an online search of the file of each member of the Group on the register of companies at Companies House at the date hereof.

2.1.4 The contents of the minute books and other statutory books of each member of the Group, all of which have been made available to the Buyer.

2.1.5 All matters which would be shown by searches at HM Land Registry and HM Land Charges Registry at the date of this letter and all matters which would be shown by searches at the local authorities and all other public registers relevant to the Property carried out at the date of this letter by the Buyer as if it were a buyer of the Property.

2.1.6 All matters contained in the deeds to the Properties, which have been made available to the Buyer.

2.1.7 All matters which would be apparent from an inspection of the Properties at the date of this letter.

2.1.8 All matters contained or referred to in the documents in the CD- Rom of documents annexed to this letter, two copies of the index to which have been initialled by the parties thereto for the purposes of identification.

2.1.9 Any matters referred to in correspondence between the Seller or its advisers and the Buyer or its advisers together with all enclosures attached thereto and all matters referred to in such enclosures.

2.1.10 All matters shown in the audited reports and accounts of each member of the Group for the financial periods 1 July 2011 to 30 June 2012 and any matters shown in the management accounts of the Company for the periods 1 July 2012 to 31 December 2012.

2.1.11 Where brief particulars only of a matter are set out or referred to in this schedule, or a document is referred to but not attached, full particulars of the matter and the full contents of the document are deemed to be disclosed and it is assumed that the Buyer does not require any further particulars.

3. Specific Disclosures Against Warranties

The provision of this agreement against which the disclosure is made	The disclosure
2.6	The shares of the Subsidiary are subject to a debenture granted to National Westminster Bank Plc dated 10 February 2010.
3.1	See constitutional documents for the Company and

<table>
<tr><td></td><td>the Subsidiary appear at Disclosure Documents 4 and 22.</td></tr>
<tr><td>7.1</td><td>Details of insurance policies appear at Disclosure Documents 13 and 21.</td></tr>
<tr><td>8.3</td><td>Details of authority limits appear at Disclosure Document 27.</td></tr>
<tr><td>12.1</td><td>There is outstanding salary due to the Seller accruing at a rate of £685.00 per day until Closing. There is an obligation to make payments for medical insurance in respect of Peter Anthony Clews. This obligation will cease at Closing.</td></tr>
<tr><td>13.1</td><td>The following vehicles are on finance leases details of which appear at 3 and 26 in the Disclosure Documents.</td></tr>
<tr><td>13.2</td><td>The Company and the Subsidiary have both granted Debentures to National Westminster Bank Plc. The debentures are dated 6 June 1994 in respect of the Subsidiary and 10 February 2010 in respect of the Company. The only outstanding liability of the Company or the Subsidiary relates to credit cards within their imposed credit limits and performance bonds being:
<table>
<tr><th>Beneficiary</th><th>Expires</th><th>Amount</th></tr>
<tr><td>HMRC</td><td>n/a</td><td>£20,000</td></tr>
<tr><td>Costain Oil Gas and Process Limited</td><td>01.12.2014</td><td>£104,392</td></tr>
<tr><td>Centrica Storage Limited</td><td>30.08.2014</td><td>£131,730</td></tr>
</table>
</td></tr>
</table>

15.1	Vehicles are leased by the Company; please see the disclosure at 13.1. Stock is purchased on the basis of title not passing until paid for in full as is common in commerce.
15.4	The assets of the Company and the Subsidiary are subject to the Debenture in favour of National Westminster Bank plc disclosed at 13.2.
18.2	Details of employees and the principal terms of their employment appear at Disclosure Documents 11, 12, 14, 15, and 24
18.3	A schedule of consultants currently engaged by the Company appears at Disclosure Document 25. The fees paid to such consultants in since the Accounts Date are contained in the Management Accounts.
18.7	Following Closing there is an obligation (subject to conditions) to pay a bonus of £1,000,000 (one million pounds) to Andrew Ridge. This is a one off discretionary bonus and is conditional on Closing and he not having served notice to terminate his employment. The Company operates 2 bonus schemes: A general discretionary scheme. Discretion is applied both as to inclusion and amount of payment. In the financial year to the Accounts Date payments were made to the following employees in the following amounts Employee / Amount Andy Ridge / [redacted] Alan Whitney / [redacted] Nick Maguire / [redacted]

Michael Clews	[redacted]
Terry Mountford	[redacted]
Rebecca Lovetts-Blairs	[redacted]
Brian Inch	[redacted]
Sam Clews	[redacted]
Alan Jordan	[redacted]
Kevin Steventon	[redacted]
Richard Law	[redacted]

There is no written structure to this scheme.

There is a bonus scheme for the sales team. In the financial year to the Accounts Date, payments were made to the following employees in the following amounts:

Employee	Amount
Neil Stuchbury	[redacted]
Andrew Alcock	[redacted]

18.9	A new contract is to be offered to Andrew Ridge at the request of the Buyer
19.8	The Company has been a tenant of leased premises on several occasions. The leases expired many years ago and were not assigned by the Company.
23.1.4	Andrew Mark Clews and Peter Anthony Clews will resign at Closing

Tax warranties	
1.2	A quarterly instalment of corporation tax was made on 14.1.13 in the sum of £90,000 based on estimated taxable profits of £1,500,000.00 Interest on a NIC settlement was paid in during the year to 30 June 2007 in the sum of £1456.00

Schedule 7 Tax Covenant

1. Interpretation

1.1 The definitions and rules of interpretation in this paragraph apply in this Tax Covenant.

"Accounts Relief"

1 any Relief (including the right to a repayment of Tax) that has been shown as an asset in the Accounts;

2 any Relief that has been taken into account in computing (and so reducing or eliminating) any provision for deferred Tax in the Accounts.

"Buyer's Tax Group" the Buyer and any other company or companies which are from time to time treated as members of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose.

"Dispute" any dispute, appeal, negotiations or other proceedings in connection with a Tax Claim.

"Event" includes (without limitation), the expiry of a period of time, the Company or any Subsidiary becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death or the winding up or dissolution of any person, the earning, receipt or accrual for any Tax purpose of any income, profit or gains, the incurring of any loss or expenditure, and any transaction (including the execution and Closing of all provisions of this agreement), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events which, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date.

"Liability for Taxation"

1 any liability of the Company or its Subsidiary to make a payment of or in respect of Tax, whether or not the same is primarily payable by the Company or the Subsidiary and whether or not the Company or the Subsidiary has or may have any right of reimbursement

against any other person or persons, in which case the amount of the Liability for Taxation shall be the amount of the actual payment;

2 the Loss of any Accounts Relief in which case the amount of the Liability for Taxation will be the amount of Tax which would (on the basis of Tax rates current at the date of such Loss) have been saved but for such Loss, assuming for this purpose that the Company or the Subsidiary had sufficient profits or was otherwise in a position to use the Relief or where the Relief is the right to repayment of Tax, the amount of the repayment;

"Loss" any reduction, modification, loss, counteraction, nullification, utilisation, disallowance or clawback for whatever reason.

"Overprovision" The amount by which any provision for Tax (other than deferred tax) in the Accounts is overstated, except where such overstatement arises as a result of:

1 a change in law;

2 a change in the accounting bases on which the Company or any Subsidiary values its assets; or

3 a voluntary act or omission of the Buyer

which, in each case, occurs after Closing.

"Relief" includes any loss, relief, allowance, credit, exemption or set off in respect of Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax.

"Saving" the reduction or elimination of any liability of the Company or the Subsidiary to make an actual payment of corporation tax in respect of which the Seller would not have been liable under paragraph 2, by the use of any Relief arising wholly as a result of a Liability for Taxation in respect of which the Seller has made a payment under paragraph 2 of this Tax Covenant.

"Seller's Relief" any Relief arising to the Company or the Subsidiary as a result of an Event occurring before Closing, other than an Accounts Relief.

"Tax or Taxation" all forms of Tax or Taxation and any penalty, fine, surcharge, interest, charges or costs relating thereto (including interest

and penalties arising from the failure of the Company or its Subsidiary to make adequate instalment payments under the Corporation Tax (Instalments Payments) Regulations in any period ending on or before Closing).

"Tax Claim" any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority, self-assessment or other occurrence from which it appears that the Buyer, the Company or a Subsidiary is or may be subject to a Liability for Taxation or other liability in respect of which the Seller is or may be liable under this Tax Covenant.

"Taxation Authority" any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in the United Kingdom or elsewhere.

"Taxation Statute" any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

1.2 References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed pursuant to the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received.

1.3 References to a repayment of Tax shall include any repayment supplement or interest in respect of it.

1.4 Any reference to something occurring in the ordinary course of business shall not include:

1.4.1 anything that involves, or leads directly or indirectly to, any liability of the Company or the Subsidiary to Tax that is, or but for an election would have been, the primary liability of, or properly attributable to, or due from another person; or

1.4.2 anything that relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm's length terms; or

1.4.3 anything that relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or re-organisation of share or loan capital, the creation, cancellation or repayment of any connected-party debt or the Company or the Subsidiary becoming or ceasing to be or being treated as ceasing to be a member of a group of companies or becoming or ceasing to be associated or connected with any other company for any Tax purposes; or

1.4.4 anything which relates to any scheme, transaction or arrangement designed partly or wholly or containing steps or stages partly or wholly for the purpose of avoiding or reducing or deferring a Liability for Taxation; or

1.4.5 anything that gives rise to a Liability for Taxation on deemed (as opposed to actual) profits or to the extent that it gives rise to a Liability for Taxation on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset; or

1.4.6 anything that involves, or leads directly or indirectly to, a change of residence of the Company or any Subsidiary for Tax purposes.

1.5 Unless the contrary intention appears, words and expressions defined in this agreement have the same meaning in this Tax Covenant and any provisions in this agreement concerning matters of construction or interpretation also apply in this Tax Covenant.

1.6 Any stamp duty which is charged on any document, or in the case of a document which is outside the United Kingdom, any stamp duty which would be charged on the document if it were brought into the United Kingdom, which is necessary to establish the title of the Company or any Subsidiary to any asset, and any interest fine or penalty relating to such stamp duty, shall be deemed to be a liability of the Company or the relevant Subsidiary to make an actual payment of Taxation in consequence of an Event arising on the last day on which it would have

been necessary to pay such stamp duty in order to avoid any liability to interest or penalties arising on it.

2. **Covenant**

2.1 The Seller covenants with the Buyer that, subject to the provisions of this Tax Covenant, the Seller shall be liable to pay to the Buyer an amount equal to any:

2.1.1 Liability for Taxation resulting from or by reference to any Event occurring on or before Closing or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company or a Subsidiary on or before Closing, whether or not such liability has been discharged on or before Closing;

2.1.2 Liability for Taxation, including liability for payments in respect of Taxation, which arises solely as a result of the relationship for Tax purposes of the Company or the Subsidiary with any person other than the Buyer or any business associated with the Buyer, whensoever arising;

2.1.3 Liability for Taxation which arises as a result of any Event which occurs after Closing pursuant to a legally binding obligation (whether or not conditional) entered into by the Company on or before Closing otherwise than in the ordinary course of business;

2.1.4 Liability for Taxation that arises at any time under Part 7A of ITEPA 2003 (introduced by the Finance Act 2011 with effect from 6 April 2011) including any liability arising as a consequence of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee of the Company or any Subsidiary, or for the benefit of any relevant person, by an employee benefit trust or another third party where the arrangement giving rise to the charge was entered into at a time when the third party was acting on the instructions of, or for the benefit of, the Seller or an associate of the Seller;

2.1.5 Liability for Taxation which is a liability for inheritance tax which:

2.1.5.1 is a liability of the Company or the Subsidiary and arises as a result of a transfer of value occurring or being deemed to occur on or before Closing

(whether or not in conjunction with the death of any person whensoever occurring); or

2.1.5.2 gives rise after Closing to a charge on any of the Sale Shares in or assets of the Company or the Subsidiary as a result of the death of any person within seven years of a transfer of value which occurred before Closing.

2.2 For the purposes of this Tax Covenant, in determining whether a charge on the shares in or assets of the Company or any Subsidiary arises at any time or whether there is a liability for inheritance tax, the fact that any Tax may be paid in instalments shall be disregarded and such Tax shall be treated for the purposes of this Tax Covenant as becoming due or to have become due and a charge as arising or having arisen on the date of the transfer of value or other date or Event on or in respect of which it becomes payable or arises.

2.3 The provisions of section 213 of IHTA 1984 (refund by instalments) shall be deemed not to apply to any liability for inheritance tax within this paragraph 2.

3. Payment Date and Interest

3.1 Payment by the Seller in respect of any liability under this Schedule must be made in cleared and immediately available funds on the following days:

3.1.1 in the case of a Liability for Taxation that involves an actual payment of or in respect of Tax, the later of five Business Days before the due date for payment and twenty Business Days after the date on which the Buyer serves notice on the Seller requesting payment; or

3.1.2 in a case that involves the loss of a Relief (other than a right to repayment of Tax), the last date upon which the Tax is or would have been required to be paid to the relevant Taxation Authority in respect of the earlier of

3.1.2.1 the period in which the Loss of the Relief gives rise to an actual liability to pay tax; or

3.1.2.2 the period in which the Loss of the Relief occurs (assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief); or

3.1.3 in any other case, thirty Business Days after the date on which the Buyer serves notice on the Seller requesting payment

4. Exclusions

4.1 The covenant contained in paragraph 2 above shall not cover any Liability for Taxation to the extent that:

4.1.1 specific provision or reserve (other than a provision for deferred tax) in respect of the liability is made or reflected in the Accounts or the Closing Accounts; or

4.1.2 such Liability for Taxation was discharged on or before Closing and the discharge of such Liability for Taxation was reflected in the Accounts; or

4.1.3 it arises as a result of a transaction in the ordinary course of business of the Company or the Subsidiary between the Accounts Date and Closing and is not an interest or penalty; or

4.1.4 it arises or is increased as a result only of any change in the law of Tax (other than a change targeted specifically at countering a tax avoidance scheme) announced and coming into force after Closing (whether relating to rates of Tax or otherwise) or the withdrawal of any extra-statutory concession previously made by a Taxation Authority (whether or not the change purports to be effective retrospectively in whole or in part); or

4.1.5 it would not have arisen but for a change after Closing in the accounting bases upon which the Company or any Subsidiary values its assets (other than a change made in order to comply with UK GAAP); or

4.1.6 the Buyer is compensated for any such matter under any other provision of this agreement; or

4.1.7 there is available to the Company or the Subsidiary a Seller's Relief to be utilised with the effect that the Liability for Taxation can be reduced or eliminated at no cost to the Buyer, the Company or the Subsidiary; or

4.1.8 it would not have arisen but for a voluntary act, transaction or omission of the Company or the Subsidiary or the Buyer outside the ordinary course of business after Closing and which the Buyer was aware or ought reasonably to have been aware would give rise to the Liability for Taxation or other liability in question.

4.2 For the purposes of paragraph 4.1.8, an act will not be regarded as voluntary if undertaken pursuant to a legally binding obligation entered into by the Company or the Subsidiary on or before Closing or imposed on the Company or the Subsidiary by any legislation whether coming into force before, on or after Closing or for the purpose of avoiding or mitigating a penalty imposable by such legislation, or if carried out at the written request of the Seller.

5. Overprovisions

5.1 If, on or before the seventh anniversary of Closing, the auditors for the time being of the Company or the Subsidiary certify (at the request and expense of the Seller) that any provision for Tax in the Accounts (other than a provision for deferred tax) has proved to be an Overprovision, then:

5.1.1 the amount of any Overprovision shall first be set off against any payment then due from the Seller under this Tax Covenant;

5.1.2 to the extent that there is an excess, a refund shall be made to the Seller of any previous payment or payments made by the Seller under this Tax Covenant (and not previously refunded under this Tax Covenant) up to the amount of such excess; and

5.1.3 to the extent that such excess as referred to in paragraph 5.1.2 is not exhausted, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Seller under this Tax Covenant.

5.2 After the Company's or the Subsidiary's auditors have produced any certificate under this paragraph 5, the Seller or the Buyer may, at any time before the seventh anniversary of Closing, request the auditors for the time being of the Company or the Subsidiary (as the case may be) to review that certificate in the light of all relevant circumstances, including any facts of which they were not or it was not aware, and which were not taken into account, at the time when such certificate was produced, and to certify whether, in their opinion, the certificate remains correct or whether, in light of those circumstances, it should be amended.

5.3 If the auditors make an amendment to the earlier certificate and the amount of the Overprovision is revised, that revised amount shall be

substituted for the previous amount and any adjusting payment that is required shall be made by or to the Seller (as the case may be) as soon as reasonably practicable.

6. **Savings**

6.1 If (at the Seller's request and expense) the auditors for the time being of the Company or the Subsidiary determine that the Company or the Subsidiary has obtained a Saving, the Buyer shall as soon as reasonably practicable thereafter repay to the Seller, after deduction of any amounts then due by the Seller, the lesser of:

6.1.1 the amount of the Saving (as determined by the auditors); and

6.1.2 the amount paid by the Seller under paragraph 2 in respect of the Liability for Taxation which gave rise to the Saving less any part of that amount previously repaid to the Seller under any provision of this Tax Covenant or otherwise.

7. **Recovery From Third Parties**

7.1 Where the Seller has paid an amount in full discharge of a liability under paragraph 2 in respect of any Liability for Taxation and the Buyer, the Company or its Subsidiary is or becomes entitled to recover from some other person (not being the Buyer, the Company or the Subsidiary), any amount in respect of such Liability for Taxation, the Buyer shall or procure that the Company or the relevant Subsidiary shall:

7.1.1 notify the Seller of its entitlement as soon as reasonably practicable; and

7.1.2 if required by the Seller and, subject to the Buyer, the Company or the relevant Subsidiary being indemnified by the Seller against any Tax that may be suffered on receipt of that amount and any costs and expenses incurred in recovering that amount, take or procure that the Company or the Subsidiary takes all reasonable steps to enforce that recovery against the person in question (keeping the Seller fully informed of the progress of any action taken).

7.2 If the Buyer, or the Company or a Subsidiary recovers any amount referred to in paragraph 7.1, the Buyer shall account to the Seller for the lesser of:

7.2.1 any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount (save to the extent that amount has already been made good by the Seller under paragraph 7.1.2); and

7.2.2 the amount paid by the Seller under paragraph 2 in respect of the Liability for Taxation in question.

8. Corporation Tax Returns

8.1 Subject to this paragraph 8, the Buyer will have exclusive conduct of all Taxation affairs of the Company and the Subsidiary after Closing.

8.2 The Buyer will procure that the Company keeps the Seller or the Seller's duly authorised agent fully informed of its Taxation affairs in respect of any accounting period ended on or prior to Closing for which final agreement with the relevant Taxation Authority of the amount of Taxation due from the Company or the Subsidiary has not been reached. The Buyer will not submit any substantive correspondence or submit or agree any return or computation for any such period to any Taxation Authority without giving the Seller a reasonable opportunity to comment and taking account of the Seller's reasonable representations.

8.3 The Buyer will procure that the Company and the Subsidiary does not amend or withdraw any return or computation or any claim, election, surrender or consent made by it in respect of its accounting periods ended on or before Closing without giving the Seller a reasonable opportunity to comment and taking account of the Seller's reasonable representations.

8.4 For the avoidance of doubt:

8.4.1 where any matter relating to Tax gives rise to a Tax Claim, the provisions of paragraph 9 shall take precedence over the provisions of this paragraph 8; and

8.4.2 the provisions of this paragraph 8 shall not prejudice the rights of the Buyer to make a Tax Claim under this Tax Covenant in respect of any Liability for Taxation.

9. Conduct of Tax Claims

9.1 If the Buyer or the Company or the Subsidiary becomes aware of a Tax Claim, the Buyer shall give or procure that notice in writing is given to the Seller as soon as is reasonably practicable, provided always that the giving of such notice shall not be a condition precedent to the Seller's liability under this Tax Covenant.

9.2 Subject to paragraph 9.3, provided the Seller indemnifies the Buyer and the Company or the Subsidiary to the Buyer's reasonable satisfaction against all liabilities, costs, damages or expenses which may be incurred thereby including any additional Liability for Taxation, the Buyer shall take and shall procure that the Company or the Subsidiary shall take such action as the Seller may reasonably request by notice in writing given to the Buyer to avoid, dispute, defend, resist, appeal, request an internal HM Revenue & Customs review or compromise any Tax Claim.

9.3 Neither the Buyer, the Company nor any Subsidiary shall be obliged to appeal or procure an appeal against any assessment to Tax if the Buyer, having given the Seller written notice of such assessment, does not receive written instructions from the Seller within twenty Business Days to do so.

9.4 If:

9.4.1 the Seller does not request the Buyer to take any action under paragraph 9.2 or fails to indemnify the Buyer, or the Company to the Buyer's reasonable satisfaction within a period of time (commencing with the date of the notice given to the Seller) that is reasonable, having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing, requesting a review or compromising such Tax Claim, and which period shall not in any event exceed a period of 14 days; or

9.4.2 the Seller (or the Company before Closing) has been involved in a case involving fraudulent conduct or deliberate default in respect of the Liability for Taxation which is the subject matter of the Dispute; or

9.4.3 the Dispute involves an appeal against a determination by the Tax Chamber of the First-tier Tribunal, unless the Seller has obtained the

opinion of Tax counsel of at least 5 years' standing that there is a reasonable prospect that the appeal will succeed,

the Buyer, the Company or the Subsidiary shall have the conduct of the Dispute absolutely (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle the Tax Claim on such terms as the Buyer, the Company or the Subsidiary may in its absolute discretion consider fit.

9.5 Subject to paragraph 9.4, by agreement in writing between the Buyer and the Seller, the conduct of a Dispute may be delegated to the Seller upon such terms as may be agreed from time to time between the Buyer and the Seller provided that, unless the Buyer and the Seller specifically agree otherwise in writing, the following terms shall be deemed to be incorporated into any such agreement:

the Buyer shall promptly be kept fully informed of all matters pertaining to a Dispute and shall be entitled to see and keep copies of all material correspondence and notes or other written records of material telephone conversations or meetings and, in the event that there is no written record, shall be given a report of all telephone conversations with any Taxation Authority to the extent that it relates to a Dispute;

all material written communications pertaining to the Dispute which are to be transmitted to the relevant Taxation Authority shall first be submitted to the Buyer for approval and shall only be finally transmitted if such approval is given, such approval not to be unreasonably withheld or delayed; and

the Seller shall make no settlement or compromise of the Dispute or agree any matter in the conduct of the Dispute which is likely to affect the amount thereof or the future liability to Tax of the Buyer, the Company or the Subsidiary without the prior approval of the Buyer, such approval not to be unreasonably withheld or delayed.

9.6 The Buyer shall provide and shall procure that the Company provides to the Sellers and the Seller's professional advisors reasonable access to premises and personnel and to any relevant assets, documents and records within their power, possession or control for the purpose of investigating the matter and enabling the Seller to take such action as is referred to in this paragraph 9.

10. General

10.1 All payments made by the Seller to the Buyer or by the Buyer to the Seller in accordance with this Tax Covenant will be treated, to the extent possible, as an adjustment to the consideration for the Sale Shares.

SIGNED as a **DEED** by
ANDREW MARKS CLEWS in the
presence of:

....
Signature

Signature of witness...
Print name COLTON R MELBY
Address 21163 NEWPORT COAST DR
NEWPORT COAST CA, 92657
....
Occupation...

EXECUTED as a **DEED** by **CUI GLOBAL, INC.**
acting
by a director in the presence of:

....
Signature of director

Signature of witness...
Print name COLTON R MELBY
Address 21163 NEWPORT COAST DR.
NEWPORT COAST CA, 92657
....
Occupation...